Exhibit 8.1

December 10, 2013

Barclays PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of €1,000,000,000 of 8.0% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable December 2020 and Every Five Years Thereafter) (the “Securities”) of Barclays PLC, a public limited company organized under the laws of England and Wales. We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations — Material U.S. Federal Income Tax Consequences” in the prospectus supplement dated December 3, 2013 (the “Prospectus Supplement”) to the prospectus dated September 6, 2013, included in the Registration Statement on Form F-3 relating to the Securities.

Barclays PLC	-2-

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Tax Considerations — Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP